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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of 2005 Annual Meeting and Proxy Statement

March 8, 2005

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Monday, April 18, 2005, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EST (Indianapolis time). If you are unable to attend in person, please join us via live webcast on the company’s website at www.lilly.com. The webcast will be available for replay for 30 days.

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.

Please note our procedures for admission to the meeting described on page 5.

I look forward to seeing you at the meeting.

Sidney Taurel
Chairman of the Board, President, and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 18, 2005

The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 18, 2005, at 11:00 a.m. EST (Indianapolis time) for the following purposes:

•	to elect four directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditors for the year 2005

•	to consider and vote on a shareholder proposal requesting that the board of directors establish a policy of separating the roles of chairman and chief executive officer

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a policy not to limit importation of prescription drugs

•	to consider and vote on a shareholder proposal requesting that the board of directors prepare a report on the impact of limiting the availability of products to Canadian wholesalers or pharmacies

•	to consider and vote on a shareholder proposal requesting that the board of directors prepare a semi-annual report on the company’s political contributions

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a senior executive compensation policy based on performance-based stock options

•	to consider and vote on a shareholder proposal requesting that the board of directors take specific actions to limit animal testing.

Shareholders of record at the close of business on February 15, 2005, will be entitled to vote at the meeting and any adjournment of the meeting.

Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.

This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 8, 2005.

By order of the board of directors,

Alecia A. DeCoudreaux
Secretary

March 8, 2005
Indianapolis, Indiana

General Information

Why did I receive this proxy statement?

The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 18, 2005, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareholders vote on at the annual meeting?

Eight items:

•	election of directors

•	ratification of the appointment of principal independent auditors

•	a shareholder proposal on separating the roles of chairman and chief executive officer

•	a shareholder proposal on importation of prescription drugs

•	a shareholder proposal requesting a report on the effect on the company of limiting product supply to Canada

•	a shareholder proposal requesting periodic reports on the company’s political contributions

•	a shareholder proposal on performance-based stock options

•	a shareholder proposal on animal testing.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Shareholders as of the close of business on February 15, 2005 (the record date), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in the Lilly Employee Savings Plan (the savings plan).

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,132,720,819 shares of company common stock were issued and outstanding.

How many votes are required for the approval of each item?

There are differing vote requirements for the various proposals.

•	The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The appointment of principal independent auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted either for or against the proposal.

•	The shareholder proposals will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker nonvotes will not be counted either for or against the proposal.

Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For the shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by any one of the following methods.

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the four nominees for director listed below, for the ratification of the appointment of the independent auditors, and against the shareholder proposals.

     Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112 or by sending an e-mail message to annual_meeting@lilly.com. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.

By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT (10:59 p.m. Indianapolis time), April 17, 2005.

By Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT (10:59 p.m. Indianapolis time), April 17, 2005.

You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote my shares in the Savings Plan?

You may instruct the plan trustee on how to vote your shares in the savings plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

How many shares in the Savings Plan can I vote?

You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the plan for which voting directions are not received. These undirected shares include:

•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.

      All participants are named fiduciaries under the terms of the savings plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.

      If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.

What happens if I do not vote my Savings Plan shares?

Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election, IVS Associates, Inc.

What should I do if I want to attend the annual meeting?

All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the corner of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.

      Parking will be available on a first-come, first-served basis in the garage indicated on the map on page 41.

      If you have questions about admittance or parking, you may call 317-433-5112 or send an e-mail message to annual_meeting@lilly.com.

Will the annual meeting be available on the Internet?

The annual meeting will be broadcast live via webcast on the company’s website. To join the live webcast, go to www.lilly.com and click on the annual meeting link that appears on the home page. The webcast will be available in both the Windows Media™ Player and RealPlayer® formats. It will be available for replay on the Lilly website until May 18, 2005.

How do I contact the board of directors?

You can send written communications to one or more members of the board, addressed to:

Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285

All such communications will be forwarded to the relevant director(s) except for solicitations or other matters unrelated to the company.

How do I submit a shareholder proposal for the 2006 annual meeting?

The company’s 2006 annual meeting is scheduled for April 17, 2006. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 8, 2005. Proposals should be addressed to the company’s secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 8, 2005. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/bylaws.cfm.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record or a member of the savings plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

      You may sign up for electronic delivery in two ways.

•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	You may sign up at any time by visiting http://proxyonline.lilly.com.

     If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?

Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112 or send an e-mail message to annual_meeting@lilly.com.

What is “householding”?

We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

      Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

      Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and proxy statement?

If you participate in householding and wish to receive a separate copy of the 2004 annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 317-433-5112 or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors

Directors’ Biographies

Class of 2005

The following four directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2008. See page 28 of this proxy statement for more information.

George M.C. Fisher
Retired Chairman of the Board and Chief Executive Officer, Eastman Kodak
Company
Director since 2000            Age 64

Mr. Fisher served as chairman of the board of Eastman Kodak Company from 1993 to December 2000. He also served as chief executive officer from 1993 to January 2000 and as president from 1993 until 1996. Prior to joining Kodak, he was an executive officer of Motorola, Inc., serving as chairman and chief executive officer from 1990 to October 1993, and president and chief executive officer from 1988 to 1990. Mr. Fisher is chairman of PanAmSat Corporation, a senior advisor for Kohlberg Kravis Roberts & Company, and a director of General Motors Corporation. He is a member of The Business Council and was chairman of the National Academy of Engineering from 2000 to 2004.

Alfred G. Gilman, M.D., Ph.D.
Regental Professor and Chairman, Department of Pharmacology, The University
of Texas Southwestern Medical Center
Interim Dean, Southwestern Medical School
Director since 1995            Age 63

Dr. Gilman has served as professor and chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center since 1981 and interim dean of Southwestern Medical School since 2004. He holds the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D. Chair in Medical Science at the university and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981 and was named a professor of pharmacology there in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D.
Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Director since 1987 Age 61

Ms. Horn served as president, Private Client Services, and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chairman and chief executive officer, Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; Simon Property Group; and Georgia-Pacific Corporation. Ms. Horn has been senior managing director, Brock Capital Group since 2004.

Sir John Rose
Chief Executive, Rolls-Royce Group plc
Director since 2003            Age 52

Sir John Rose is chief executive of Rolls-Royce plc. He joined Rolls-Royce in 1984, became a member of its board in 1992, and was named chief executive in 1996. Sir John is a fellow of the Royal Aeronautical Society, a past president of AECMA (The European Association of Aerospace Industries), and a past president of the Society of British Aerospace Companies. He is a member of the J.P. Morgan International Council, the CBI International Advisory Board, the Advisory Board of the Economic Development Board of Singapore, and The Englefield Advisory Board. Sir John is also a member of the European Round Table of Industrialists.

Class of 2006

The following four directors will continue in office until 2006.

Martin S. Feldstein, D.Phil.
President and Chief Executive Officer, National Bureau of Economic Research,
and George F. Baker Professor of Economics, Harvard University
Director since 2002            Age 65

Dr. Feldstein is president and chief executive officer of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967 and an associate professor in 1968. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission and a director of the Council on Foreign Relations; American International Group, Inc., and HCA Inc. He is a member of the American Academy of Arts and Sciences and past president of the American Economic Association.

Charles E. Golden
Executive Vice President and Chief Financial Officer
Director since 1996            Age 58

Mr. Golden joined the company as executive vice president and chief financial officer in 1996. Prior to joining the company, he served as a corporate vice president of General Motors Corporation (GM) and chairman and managing director of Vauxhall Motors Limited, a subsidiary of GM in the United Kingdom, from 1993 to 1996. Mr. Golden joined GM in 1970 and held a number of executive positions in that company’s domestic and international operations. He is chairman of The Council of Financial Executives of the Conference Board and serves as a member of the board of directors of Clarian Health Partners, Hillenbrand Industries, and the National Advisory Board of JPMorgan Chase & Co. Mr. Golden is a member of the board of trustees of Park Tudor School and the Finance Committee of the Indianapolis Museum of Art, and is past president of the Crossroads of America Council, Boy Scouts of America.

Ellen R. Marram
Managing Director, North Castle Partners, LLC
Director since 2002            Age 58

Ms. Marram is a managing director at North Castle Partners, LLC. Prior to joining North Castle, she served as the chief executive officer of a start-up B2B exchange for the food and beverage industry. From 1993 through 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, an operating unit of Nabisco, Inc.; from 1987 to 1988, was president of Nabisco’s Grocery Division; and from 1970 to 1986, held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company as well as several private companies. She serves on the boards of The New York & Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Sidney Taurel
Chairman of the Board, President, and Chief Executive Officer
Director since 1991            Age 56

Mr. Taurel has been the company’s president since February 1996, chief executive officer since July 1998, and chairman of the board since January 1999. He joined the company in 1971 and has held management positions in the company’s international operations based in São Paulo, Vienna, Paris, and London. Mr. Taurel served as president of Eli Lilly International Corporation from 1986 until 1991, executive vice president of the Pharmaceutical Division from 1991 until 1993, and executive vice president of the company from 1993 until 1996. He is a member of the boards of IBM Corporation and The McGraw-Hill Companies, Inc. He is also a member of the executive committee of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the board of overseers of the Columbia Business School, a trustee at Indianapolis Museum of Art, a director of the RCA Tennis Championships, and a member of The Business Council and The Business Roundtable. In 2001, Mr. Taurel became a chevalier of the French Legion of Honor. He was appointed in February 2003 to the President’s Export Council.

Class of 2007

Steven C. Beering, M.D.
President Emeritus, Purdue University
Director since 1983            Age 72

Dr. Beering served as president of Purdue University from 1983 until his retirement in 2000, when he became president emeritus of the university. He served as dean of the Indiana University School of Medicine and director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a fellow of the American College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine and the National Science Board. He is a director of American United Mutual Insurance Holding Company and NiSource, Inc.; director and past chairman of the Purdue Research Foundation; and a trustee of Universities Research Association, Inc. Dr. Beering is the past national chairman of the Association of American Universities and a trustee of the University of Pittsburgh.

      Consistent with our retirement policy for nonemployee directors, Dr. Beering will retire from the board following the annual meeting on April 18, 2005.

      The following four directors will continue in office until 2007.

Sir Winfried Bischoff
Chairman, Citigroup Europe
Director since 2000            Age 63

Sir Winfried Bischoff has served as chairman, Citigroup Europe, since April 2000. From 1995 to 2000, he was chairman of Schroders, plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder Co. and group chief executive of Schroders, plc. He is a nonexecutive director of The McGraw-Hill Companies, Inc. and Land Securities plc.

J. Michael Cook
Retired Chairman and Chief Executive Officer, Deloitte and Touche LLP
Director since 2005            Age 62

Mr. Cook served as chairman and chief executive officer of Deloitte and Touche, LLP from 1989 until his retirement in 1999. He joined Deloitte, Haskins & Sells in 1964 and served as chairman and chief executive officer from 1986 through 1989. Mr. Cook is a member of the Advisory Council of the Public Company Accounting Oversight Board and is a trustee of The Scripps Research Institute. He serves on the boards of Comcast Corporation, The Dow Chemical Company, International Flavors & Fragrances Inc., and Northrop Grumman Corporation. He is chairman of the Accountability Advisory Council to the Comptroller General of the United States. He was a member of the National Association of Corporate Directors Blue Ribbon Panel on Corporate Governance and was named the 62nd member of the Accounting Hall of Fame in 1999. He has been serving under interim election since February 2005.

Franklyn G. Prendergast, M.D., Ph.D.
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular
Biology and Professor of Molecular Pharmacology and Experimental Therapeutics,
Mayo Medical School
Director, Mayo Clinic Cancer Center
Director since 1995            Age 59

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Cancer Center. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation and its executive committee.

Kathi P. Seifert
Retired Executive Vice President, Kimberly-Clark Corporation
Director since 1995            Age 55

Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chair of Pinnacle Perspectives, LLC. Ms. Seifert serves on the boards of Albertsons, Inc.; Appleton Papers Inc.; Theda Care Health Group; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.

Highlights of the Company’s Corporate Governance Guidelines

The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/guidelines.cfm or in paper form upon request to the company’s secretary.

I. Role of the Board

The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:

•	providing general oversight of the business

•	approving corporate strategy and major management initiatives

•	providing oversight of legal and ethical conduct

•	nominating, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, evaluating, compensating, and, when necessary, replacing the chief executive officer and compensating other executive officers.

II. Composition of the Board

Mix of Independent Directors and Officer-Directors

There should always be a substantial majority (75 percent or more) of independent, nonemployee directors. The chief executive officer should be a board member. Other officers may from time to time be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.

Selection of Director Candidates

The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Directors and Corporate Governance Committee Matters on pages 15-16.

Independence Determinations

The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the revised New York Stock Exchange listing guidelines adopted in November 2003 and amended in November 2004.

      Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Lilly’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

      In addition, a director is not considered independent if any of the following relationships existed within the previous three years:

•	a director who is an employee of Lilly, or whose immediate family member is an executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $100,000 per year in direct compensation from Lilly other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on that company’s compensation committee.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s gross revenues in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or 2 percent of that organization’s gross revenues in a single fiscal year.

      Additionally, members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.

      The board has determined that all 11 of the nonemployee directors listed on pages 7-10 are independent pursuant to the above criteria and that the board committee members meet all applicable independence standards.

Director Tenure

Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:

•	Nonemployee directors will resign from the board effective at the annual meeting of shareholders following their seventy-second birthday. (Consistent with this policy, Dr. Beering will retire on April 18, 2005.)

•	Employee directors will resign from the board when they retire or otherwise cease to be active employees of the company.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.

III. Director Compensation and Equity Ownership

The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.

      Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity.

IV. Key Responsibilities of the Board

Selection of Chairman and Chief Executive Officer; Succession Planning

The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model. The board recognizes that, in certain occasional circumstances, such as leadership transition, it may be desirable to assign these roles to two different persons for a relatively short period of time. The chair of the compensation committee recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected depending on the circumstances at the time.

      The independent directors are responsible for overseeing succession planning. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key leadership positions. He or she reviews this plan annually with the independent directors.

Evaluation of Chief Executive Officer

The chair of the compensation committee leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.

Corporate Strategy

Once each year, the board, together with senior management, devotes an extended meeting to discussing and providing direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.

Code of Ethics

The board has approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and Securities and Exchange Commission. This code is set forth in:

•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.

      Both documents are available online at http://investor.lilly.com/code_business_conduct.cfm or in paper form upon request to the company’s secretary.

      The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.

V. Functioning of the Board

Executive Session of Directors

The independent directors meet alone in executive session after every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.

Presiding Director

The chair of the compensation committee (currently Dr. Beering) leads the process for selecting and evaluating the chief executive officer. The chair of the compensation committee also presides at other executive sessions of independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside. Following Dr. Beering’s retirement, Ms. Horn will replace him as chair of the compensation committee.

Conflicts of Interest

Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.

      To avoid any appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.

Orientation and Continuing Education

A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.

Director Access to Management and Independent Advisers

Independent directors have direct access to members of management whenever they wish. In addition, the independent directors and the committees are free to retain their own independent advisers, at company expense, whenever they wish.

Assessment of Board Processes and Performance

The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

VI. Board Committees

Number, Structure, and Independence

The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. All other committees must have a majority of independent directors, and only independent directors may chair any committee.

      Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.

Functioning of Committees

Each committee reviews its own charter annually, and the directors and corporate governance committee reviews all committee charters annually. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as appropriate. The chair of the committee determines the frequency, length, and agenda of committee meetings.

      All six committee charters are available online at http://investor.lilly.com/board-committees.cfm or in paper form upon request to the company’s secretary.

Committees of the Board of Directors

Audit Committee

The duties of the audit committee are described in the audit committee report found on page 17 of this proxy statement and the committee charter attached as Appendix A.

Directors and Corporate Governance Committee

The duties of the directors and corporate governance committee are described on pages 15-16.

Compensation Committee

•	establishes compensation for executive officers

•	administers Deferred Compensation Plan, management stock plans, and the company’s cash bonus plan.

      The compensation committee report is shown on pages 18-21 of this proxy statement.

Public Policy and Compliance Committee

•	reviews policies and practices and monitors compliance in areas of legal and social responsibility

•	reviews emerging political, social, and public policy issues that may affect the company.

Finance Committee

•	reviews and makes recommendations regarding capital structure and strategies, including dividends, share repurchases, capital expenditures, complex business transactions, and borrowings

•	oversees financial risk management policies.

Science and Technology Committee

•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development.

Membership and Meetings of the Board and its Committees

In 2004, each director attended more than 80 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meetings of shareholders, and all but one attended in 2004. Current committee membership and the number of meetings of the full board and each committee in 2004 are shown in the table below.

				Directors and		Public Policy and	Science and
	Board	Audit	Compensation	Corporate Governance	Finance	Compliance	Technology
Dr. Beering	Member		Chair	Member			Member

Sir Winfried Bischoff	Member	Chair			Member

Mr. Cook[1]	Member	Member	Member

Dr. Feldstein	Member	Member				Member

Mr. Fisher	Member		Member	Chair			Member

Dr. Gilman	Member					Member	Member

Mr. Golden	Member				Member

Ms. Horn	Member		Member	Member	Chair

Ms. Marram	Member		Member	Member

Dr. Prendergast	Member	Member				Member	Chair

Sir John Rose	Member			Member	Member

Ms. Seifert	Member	Member			Member	Chair

Mr. Taurel	Chair

Number of 2004 Meetings	9	12	5	3	4	7	3

1 Mr. Cook joined the board in February 2005.

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the board or its committees.

In 2004, we provided the following annual compensation to directors who are not employees:

Cash compensation

•	retainer of $3,750 per month

•	$1,600 for each board meeting attended (or $1,600 per day for multi-day meetings)

•	$1,600 for each committee or other meeting attended if not held on the same day as a board meeting

•	$2,000 to the committee chairpersons for each committee meeting attended as compensation for the chairperson’s preparation time

•	reimbursement for customary and usual travel expenses.

Stock Compensation

•	700 shares of Lilly stock in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.

•	Stock options under the 2002 Lilly Stock Plan for 2,800 shares of Lilly stock. The option price is the fair market value at the time of grant. The options are exercisable after 3 years and expire after 10 years.

      In 2005, the cash compensation is unchanged. However, we have discontinued stock option grants and instead will increase the deferred stock shares from 700 to 1,500.

Lilly Directors’ Deferral Plan

This plan allows directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in either of two accounts:

•	Deferred Compensation Account. Funds in this account earn interest each year at an annual rate of 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding. The rate for 2005 is 5.5 percent. The aggregate amount of interest that accrued in 2004 for the participating directors was $193,735.11 at a rate of 5.99 percent.

•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above (700 shares in 2004; 1,500 shares in 2005) is credited to this account. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board or dies.

      Both accounts may be paid in a lump sum or in annual installments for up to 10 years. The deferred compensation account may also be paid in monthly installments for up to 10 years. Amounts in the deferred share account are paid in the form of shares of Lilly stock.

Directors and Corporate Governance Committee Matters

Overview

The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly. com/board-committees.cfm or in paper form upon request to the company’s secretary.

      All committee members are independent as defined in the New York Stock Exchange listing requirements.

Director Nomination Process

The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance/banking, and marketing/sales

•	international business

•	medicine and science

•	government and public policy

•	information technology.

      The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified by recommendations from several sources, including:

•	incumbent directors

•	management

•	shareholders

•	an independent executive search firm retained by the committee to assist in locating candidates meeting the board’s selection criteria.

      The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable).

      Sir John Rose, who is standing for election at this annual meeting of shareholders, was referred to the company by an independent executive search firm.

Process for Submitting Recommendations and Nominations

A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.

      Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2006 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 8, 2005. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/bylaws.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.

Audit Committee Matters

Audit Committee Membership

All members of the audit committee are independent as defined in both the New York Stock Exchange listing standards and the Securities and Exchange Commission standards applicable to audit committee members. The board of directors has determined that Sir Winfried Bischoff and Mr. J. Michael Cook are audit committee financial experts as defined in the rules of the Securities and Exchange Commission. The board has also determined that Mr. Cook’s service on more than three public company audit committees does not impair his ability to serve on our audit committee.

Audit Committee Report

The audit committee reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.

      The independent auditors report to us and to the board. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditors.

      We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and have discussed with the independent auditors the auditors’ independence from the company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Ernst & Young (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted additional policies to ensure the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.

      We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.

      In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditors, subject to shareholder ratification for 2005.

Audit Committee

Sir Winfried Bischoff, Chair
J. Michael Cook (from February 1, 2005)
Martin S. Feldstein, Ph.D.
Franklyn G. Prendergast, M.D., Ph.D.
Kathi P. Seifert

Services Performed by the Independent Auditor

The audit committee preapproves all audit and nonaudit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The committee’s policy and procedures are as follows:

•	All audit services must be preapproved by the committee. The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide. Beginning in 2004, audit services include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor. All audit-related services must be preapproved by the committee.

•	All tax services must be separately preapproved by the committee. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	Nonaudit services classified as “all other services” must be separately preapproved by the committee. The committee may approve such services if (i) the services are permissible under SEC rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the service.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.

      For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

      After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees

The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2004 and 2003. All such services were preapproved by the committee in accordance with the preapproval policy.

	2004 (millions)	2003 (millions)

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation in 2004
• Reviews of quarterly financial statements
• Other services normally provided by auditor in connection with statutory and regulatory filings	$5.2	$3.9

Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
—2004 and 2003: primarily related to internal control reviews, employee benefit plan audits, and accounting consultations	$0.5	$0.9

Tax Fees
• 2004 and 2003: primarily related to tax planning and various compliance services	$2.4	$2.4

All Other Fees
• 2004: primarily related to upgrading and maintaining on-line training programs	$0.4	None

Total	$8.5	$7.2

Executive Compensation

Compensation Committee Report

The following is a report of the compensation committee of the board regarding executive compensation. The committee’s membership and duties are described on page 14.

Executive Compensation Policy

Philosophy. The compensation committee bases its executive compensation policy on the same principles that guide the company in establishing all its compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In particular:

•	We base compensation on the level of job responsibility, individual performance, and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance and shareholder returns.

•	We reflect in our compensation the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term focus required for success in our industry.

      The program consists of both annual and long-term components, which are considered together in assessing whether the program is attaining its objectives.

Methodology. We consider various measures of company and industry performance, including sales, earnings per share, total market value, and total shareholder return. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

      We also compare, or benchmark, our programs with other global pharmaceutical companies of comparable size and stature to the company. For this benchmarking, we use the peer group identified on page 26. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparison meaningful.

      We use the peer group data primarily to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.

      We also retain an independent compensation consultant to assist us in evaluating our executive compensation programs and in setting our chief executive officer’s compensation. The consultant reports directly to the committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the company’s objectives.

Components of Executive Compensation for 2004

Annual Compensation. Annual cash compensation for 2004 consisted of base salary and a cash bonus.

•	We determined base salaries based on company and individual performance for the previous year, internal relativity, and market conditions, including pay at the peer group companies. As noted above, we used the peer group and other market data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives. Our merit budget processes for executives are no different from those used for all employees.

•	Cash bonuses for all management employees worldwide, as well as most non-management employees in the U.S, were determined under the Eli Lilly and Company Bonus Plan, a shareholder-approved formula-based bonus plan adopted in 2004. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants each year based on job responsibilities. Bonus payouts for the year are then determined by the company’s performance relative to predetermined goals that are based 25 percent on sales growth and 75 percent on earnings per share growth (adjusted for unusual items). In establishing the company performance measures, we considered the expected performance of Lilly and the other companies in our peer group. For the executive officers, we established bonus targets based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Under the plan formula, payouts can range from zero to 200 percent of target depending on company performance. While the company achieved good growth in both sales and adjusted earnings per share in 2004, the results were somewhat below the predetermined goals, and therefore the bonuses paid for 2004 were 90 percent of target.

Long-Term Incentives. We normally employ two forms of long-term equity incentives granted under the 2002 Lilly Stock Plan: stock options and performance awards. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Our objective is to have a combined grant value of stock options and performance awards that is competitive within the broad middle range of peer company long-term incentive grant amounts. Stock options and performance awards have traditionally been granted broadly and deeply within the organization, with approximately 4,950 management and professional employees now participating.

•	Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. Our 10-year options, granted at the market price on the date of grant, ensure that employees are focused on long-term growth. In addition, options help retain key employees because they typically cannot be exercised for three years and, if not exercised, are forfeited if the employee leaves the company before retirement. The three-year vesting also helps keep employees focused on long-term performance. In determining the size of option grants, we consider job responsibility, individual performance, peer group data, and the number of options previously granted. Generally, we granted stock options in 2004 in amounts the same as the previous year. The increase for Mr. Taurel is discussed on page 21, and the increases for Drs. Lechleiter and Paul are a result of their promotions.

•	Performance awards provide employees with shares of Lilly stock if certain company performance goals are achieved. The awards, normally granted annually, are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific earnings-per-share (EPS) levels over specified time periods of one or more years. We granted performance awards for 2004 with possible payouts ranging from zero to 200 percent of the target amount, depending on 2004 EPS growth as adjusted based on predetermined criteria. In establishing the company performance measures, we considered the expected performance of Lilly and the other companies in our peer group. In determining the size of the grants, we considered job responsibility, individual performance, peer group data, and the size of performance awards previously granted. Generally, the award sizes were the same as the previous year, except in the case of promotions. Actual adjusted EPS performance for 2004 resulted in a payout of 100 percent of target. For executive officers, the payout was in the form of restricted stock, as noted below.

•	2005 long-term incentive grants were made by the committee on February 11, 2005. We maintained our two-part, long-term incentive award but increased our emphasis on performance awards and decreased emphasis on stock options. In addition, we lowered overall grant values significantly, consistent with marketplace trends, while maintaining broad-based employee participation.

•	Share retention guidelines help foster a focus on long-term growth. We expect our executive officers to retain all net shares received from stock options and performance awards, net of taxes, for at least one year. Consistent with this objective, performance award shares earned for 2004 performance were issued in the form of restricted stock that is subject to forfeiture if the executive leaves the company prior to February 2006, except in the case of death, disability, retirement, or by consent of the committee.

Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, the company cannot take a tax deduction for certain compensation paid in excess of $1 million to the five executive officers listed below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. The company has taken steps to qualify compensation under the Eli Lilly and Company Bonus Plan, as well as stock options and performance awards under its management stock plans, for full deductibility as “performance-based compensation.” We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Adjustments for Unusual Items. Consistent with past practice and based on predetermined criteria, we adjusted the earnings results on which 2004 bonuses and performance awards were determined to eliminate the effect of certain unusual items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such unusual items either in the award year or the previous (comparator) year. For the 2004 awards calculation, we adjusted EPS to eliminate the effect in both 2003 and 2004 of major asset impairments, restructuring and other special charges, acquired in-process research charges, as well as a one-time tax expense for the expected repatriation of earnings under the American Jobs Creation Act in 2004, and a one-time gain on a technology licensing transaction in 2003.

Other Compensation. In 2003 and 2004, we undertook a total executive compensation review with the guidance of our independent consultant. In addition to the primary compensation elements of salary, cash bonuses, and long-term incentives discussed above, we reviewed the deferred compensation program, other annual compensation, and payments that would be required under various severance and change-in-control scenarios. We determined that these elements of compensation were reasonable in the aggregate. Following our review, we recommended to the board, and it approved, amendments to the deferred compensation and change-in-control severance pay programs that modestly reduced the future benefit levels under those programs.

Chief Executive Officer Compensation for 2004

In establishing Mr. Taurel’s compensation for 2004, we applied the principles outlined above in the same manner as they were applied to the other executives. We compared company performance with that of the peer group companies, including EPS growth, economic value added, market value added, and total shareholder return. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively. In addition, consistent with our annual process, in an executive session including all independent directors, we assessed Mr. Taurel’s 2003 performance. We considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and our own subjective assessment of his performance. We noted that under Mr. Taurel’s leadership the company achieved strong 14 percent sales growth and met external earnings expectations despite significant investments in research and development, sales and marketing, and manufacturing. In addition, during the year the company successfully launched three major products (Strattera, Forteo, and Cialis) and made substantial progress in its comprehensive manufacturing improvement plan, clearing the way for several product approvals in 2004. Mr. Taurel also led important initiatives to improve the company’s productivity and reduce its cost structure to enable it to continue to compete in an increasingly challenging business environment.

      In recognition of his continued strong leadership in 2003, we increased Mr. Taurel’s annual salary by 5 percent to $1.52 million effective April 2004. Mr. Taurel’s 2004 target bonus remained at 110 percent of his base salary. As previously discussed under “Cash bonuses,” the actual payout of $1.45 million was below target.

      Our review of peer group data available in late 2003 suggested that Mr. Taurel’s total equity compensation in 2003 was significantly below the median. Based on his individual performance and our review of the peer group data, we increased his stock option grant from 350,000 shares to 400,000 shares. The option shares vest after three years and expire after 10 years. We granted Mr. Taurel a performance award to be earned based on 2004 EPS growth, with a target payout of 28,000 shares, the same size as the previous year. As discussed under “Performance awards” above, the performance award paid out at 100 percent of target and, for executive officers, including Mr. Taurel, was paid in the form of restricted stock.

      Effective February 11, 2005 consistent with our annual practice, we granted Mr. Taurel and other members of management equity awards under the long-term incentive program previously described . Mr. Taurel’s award consisted of a stock option grant of 255,621 shares and a performance award with a target payout of 51,752 shares, which, if earned, will be paid out in restricted stock. The combined value of these awards at the time of grant was $7.2 million using the company’s trinomial lattice method of 30.37 percent of the option price and a stock price of $55.65 to value the award.

      In determining the size of the stock option and performance award grants for both years, we took into consideration Mr. Taurel’s individual performance, internal relativity, peer group data, and the size of grants previously made to Mr. Taurel. As noted above, in 2005 we adjusted the mix of awards to increase emphasis on performance awards and decrease emphasis on stock options.

Conclusion

The committee and the board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to evolve and administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

Compensation Committee

Steven C. Beering, M.D., Chair
J. Michael Cook (from February 1, 2005)
George M.C. Fisher
Karen N. Horn, Ph.D.
Ellen R. Marram

Summary Compensation Table

						Long-Term Compensation (1)
		Annual Compensation				Awards
					Other Annual	Restricted Stock		Number of Securities	All Other
Name and		Salary		Bonus (2)	Compensation (3)	Awards (4)		Underlying Options	Compensation
Principal Position	Year	($)		($)	($)	($)		Granted	($)

Sidney Taurel
Chairman of the Board,	2004	1,501,050		1,486,040	70,524	1,590,120	(4)	400,000	72,050	(5)
President, and	2003	1,432,860		1,193,595	138,372			350,000	68,777
Chief Executive Officer	2002	1	(6)	0	164,343			350,000	142,862

John C. Lechleiter, Ph.D.
Executive Vice President,	2004	894,000		603,450	2,894	795,060	(4)	200,000	42,912	(5)
Pharmaceutical	2003	725,625		417,657	6,249			120,000	34,830
Operations	2002	675,000		0	9,248			120,000	20,250

Charles E. Golden
Executive Vice President	2004	813,210		548,917	3,366	511,110	(4)	120,000	39,034	(5)
and Chief Financial	2003	789,540		444,117	6,492			120,000	37,898
Officer	2002	789,540		0	14,852			120,000	24,186

Steven M. Paul, M.D.	2004	763,020		515,039	3,099	511,110	(4)	120,000	36,625	(5)
Executive Vice President,	2003	630,090		303,949	1,086			50,000	30,244
Science and Technology	2002	553,260		0	0			46,000	17,098

Robert A. Armitage	2004	578,175		338,232	3,060	318,024	(4)	80,000	27,752	(5)
Senior Vice President,	2003	550,020		268,137	28,899			80,000	26,401
General Counsel	2002	390,420		0	31,640			23,800	73,570

(1)	No stock appreciation rights were granted during the years indicated.

(2)	For 2004, represents the individual’s earned bonus under the Eli Lilly and Company Bonus Plan, based on the company’s actual growth in sales and adjusted earnings per share for the year. For 2003, represents a one-time discretionary bonus equivalent to 75 percent of the individual’s normal bonus target under the company’s prior bonus plan, the EVA® Bonus Plan. For 2002, represents the individuals’ “declared bonus” under the EVA Bonus Plan, which was zero due to company performance.

(3)	Amounts in this column represent primarily above-market interest on deferred compensation and tax reimbursements on personal use of the corporate aircraft. Beginning in 2004, the deferred compensation program was revised to provide for interest at a rate that is considered a market rate under Securities and Exchange Commission proxy reporting rules, 120 percent of the applicable federal long-term rate (6.16 percent in 2004).

     For Mr. Taurel, the amounts include the company’s incremental cost to provide company aircraft to him for his personal travel, as follows: 2004, $41,050; 2003, $90,678; and 2002, $94,044. Under board policy, for security reasons Mr. Taurel must generally use the company-owned aircraft for both business and personal travel.

     In past proxy statements, we reported personal use of company aircraft using the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. The SIFL tables are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft. Beginning with this proxy statement, for all three years in the table, we are using a revised methodology that calculates the incremental cost to the company based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to trips.

     For this table we have recalculated the incremental cost of personal use of company-owned aircraft for all named executives in the previously reported years 2003 and 2002 using the new methodology. For executives other than Mr. Taurel, the recalculation did not change the reported amounts of other annual compensation as prescribed by the SEC reporting rules. For Mr. Taurel, the recalculation increased his reported amounts for both years. For 2003, his reported amount in this column was originally $126,561, with $78,867 attributable to personal use of the corporate aircraft. For 2002, his reported amount in this column was $57, 299, with his personal use of the corporate aircraft falling below the SEC reporting thresholds.

     Beginning in 2005, the company and Mr. Taurel have entered into a time-sharing arrangement under which he will pay the company a time-share fee for the use of the aircraft for personal flights. See page 25.

(4)	All eligible global management received a payout of shares of Lilly stock under the performance award program based on earnings per share growth in 2004. For most management employees, the payout was in the form of freely tradeable shares. However, consistent with our stock retention guidelines for executive offi-

cers, the payout for executive officers was in the form of restricted stock that vests on February 1, 2006. Mr. Taurel received 28,000 shares; Dr. Lechleiter received 14,000 shares; Mr. Golden received 9,000 shares; Dr. Paul received 9,000 shares, and Mr. Armitage received 5,600 shares. The table reflects the value of the shares awarded, based on the stock price of $56.79, the average of the high and low price of stock on January 14, 2005, the day the restricted shares were issued. Dividends will be paid on the restricted shares. In addition to the restricted shares awarded from the performance award payout, Dr. Paul held 8,000 shares of restricted stock valued at $454,000, as of December 31, 2004, and Mr. Armitage held 5,000 shares of restricted stock valued at $283,750, as of December 31, 2004.

(5)	Company contribution to the named individual’s account in the company’s employee savings plan (“Savings Plan”).

(6)	During the 2002 calendar year, Mr. Taurel chose to accept an annual salary of $1.00 as a reflection of his confidence in, and commitment to, the company during a period of transition. Under normal circumstances, his annual base salary would have been $1,391,100 for 2002.

Option Shares Granted in the Last Fiscal Year (1)

Individual Grants
	Number of Securities	% of Total Option Shares	Exercise or		Grant Date
	Underlying Options	Granted to Employees in	Base Price		Present
Name	Granted	Fiscal Year	Per Share (2)	Expiration Date	Value (3)
Sidney Taurel	400,000	2.04	$73.11	February 14, 2014	$10,792,000
John C. Lechleiter, Ph.D.	200,000	1.02	$73.11	February 14, 2014	$5,396,000
Charles E. Golden	120,000	0.61	$73.11	February 14, 2014	$3,237,600
Steven M. Paul, M.D.	120,000	0.61	$73.11	February 14, 2014	$3,237,600
Robert A. Armitage	80,000	0.41	$73.11	February 14, 2014	$2,158,400

(1)	No stock appreciation rights were granted in 2004.

(2)	Options are granted at the market price of company common stock on the date of grant. Options are exercisable three years after their grant date.

(3)	These values were established using the Black-Scholes stock option valuation model, consistent with the model used for our 2004 financial reporting. Assumptions used to calculate the grant date present value of option shares granted during 2004 were in accordance with SFAS 123 as follows:

(a)	Expected Volatility—The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 35.20 percent.

(b)	Risk-Free Interest Rate—The rate available at the time the grant was made on zero-coupon U.S. government issues with a remaining term equal to the expected life. The risk-free interest rate was 3.42 percent.

(c)	Dividend Yield—The expected dividend yield was 1.50 percent based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.

(d)	Expected Life—The expected life of the grant was seven years, calculated based on the historical expected life of previous grants.

(e)	Forfeiture Rate—Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero, based on the immateriality of actual calculated forfeiture rates.

Aggregate Option Shares Exercised in the Last Fiscal Year and Fiscal Year-End Option Values (1)

			Number of		Value of
	Number of Shares		Securities Underlying		Unexercised,
	Acquired On		Unexercised Options at		In-the-Money Options
Name	Exercise	Value Realized	Fiscal Year-End		at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Taurel	80,000	$4,091,400	2,081,521	751,317	$13,119,533	$0

John C. Lechleiter, Ph.D.	27,728	$1,223,429	451,793	321,317	$290,452	$0

Charles E. Golden	-0-	$0	758,683	241,317	$4,971,000	$0

Steven M. Paul, M.D.	18,700	$916,347	329,900	316,000	$1,349,700	$0

Robert A. Armitage	-0-	$0	44,100	183,800	$0	$0

(1)	No stock appreciation rights were exercised during 2004 and none were outstanding on December 31, 2004.

(2)	Represents the amount by which the market price of Lilly stock exceeded the exercise prices of unexercised options held by the named individuals on December 31, 2004.

Retirement Plan

Pension Plan Table

Average Annual
Earnings (Highest
5 of Last 10 Years)	Years of Service
	15	20	25	30	35	40	45

$ 500,000	$103,295	$137,725	$172,165	$206,580	$241,020	$241,020	$249,000

1,000,000	211,090	281,450	351,815	422,170	492,540	492,540	498,010

1,500,000	318,890	425,170	531,470	637,750	744,060	744,060	747,010

2,000,000	426,685	568,895	711,120	853,345	995,570	995,570	996,010

2,500,000	534,470	712,620	890,785	1,068,935	1,247,090	1,247,090	1,247,090

3,000,000	642,265	856,345	1,070,435	1,284,515	1,498,610	1,498,610	1,498,610

3,500,000	750,060	1,000,070	1,250,090	1,500,110	1,750,130	1,750,130	1,750,130

4,000,000	857,855	1,143,790	1,429,750	1,715,690	2,001,650	2,001,650	2,001,650

4,500,000	965,640	1,287,515	1,609,405	1,931,280	2,253,155	2,253,155	2,253,155

5,000,000	1,073,435	1,431,240	1,789,055	2,146,860	2,504,675	2,504,675	2,504,675

5,500,000	1,181,230	1,574,965	1,968,720	2,362,450	2,756,195	2,756,195	2,756,195

6,000,000	1,289,030	1,718,690	2,148,370	2,578,045	3,007,715	3,007,715	3,007,715

The named executive officers will, upon retirement, be eligible for benefits under The Lilly Retirement Plan (retirement plan). The above table sets forth a range of annual retirement benefits for various levels of average annual earnings and years of service, assuming the employee retires at age 65 with a 50 percent survivor income benefit. The retirement plan benefits shown in the table are generally paid as a monthly annuity for the life of the retiree. The amounts shown in the table are not subject to reduction for Social Security benefits or any other offset amounts except that the ultimate pension benefits for Mr. Golden will be reduced by the amount of the pension payments he receives from his previous employer. The annual benefit under the plan is calculated using the average of the annual earnings for the highest 5 out of the last 10 years of service (average annual earnings). Annual earnings covered by the retirement plan consist of salary, bonus, and, for years prior to 2004, long-term incentive plan payouts as set forth in the Summary Compensation Table on page 22 but calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). For purposes of determining the annual benefit under the retirement plan shown in the table:

	Years of Service at	Current Average Annual
Named Executive	Age 65	Earnings
Mr. Taurel	43	$4,618,368
Dr. Lechleiter	39	$1,480,212
Mr. Golden	41	$2,486,772
Dr. Paul	34	$1,221,492
Mr. Armitage	14	$1,047,600

Mr. Golden received additional service credit when be began his employment in 1996. His retirement benefits will include the standard retiree medical benefits that would be available to retirees of the same age and with the same number of years of service credited. Dr. Paul, who joined the company in 1993, will receive additional service credit if he remains employed by the company past age 60. His retirement benefit will not be reduced for early retirement. This additional service credit is included in the table above. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. Mr. Armitage will be eligible to retire under the retirement plan at age 61.

      Section 415 of the Internal Revenue Code (Code) generally places a limit of $170,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the retirement plan. Under an unfunded plan adopted in 1975, however, the company will make payments as permitted by the Code to any employee who is a participant in the retirement plan in an amount equal to the difference, if any, between the benefits that would have been payable under the plan without regard to the limitations imposed by the Code and the actual benefits payable under the plan as so limited.

Change-in-Control Severance Pay Arrangements

The company has adopted a Change-in-Control Severance Pay Program (program) covering most employees of the company and its subsidiaries, including the company’s executive officers. In general, the program would provide severance payments and benefits for eligible employees and executive officers in the event their employment is terminated under certain circumstances within fixed periods of time following a change in control. A change in control would occur if 15 percent or more of the company’s voting stock were acquired by an entity other than the company, a subsidiary, an employee benefit plan of the company, or Lilly Endowment, Inc. There are additional conditions that could result in a change-in-control event. The program may not be amended by the board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

      Under the portion of the program covering the named executive officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (i) without cause by the company or (ii) for good reason by the executive officer, each as is defined in the program. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made or benefits realized in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise, the company would cover the cost of the excise tax.

Related Transaction

As noted above, under board policy, for security reasons Mr. Taurel must generally use the company aircraft for all travel. Beginning in 2005, the company has entered into a time-share arrangement with Mr. Taurel in connection with his personal use of company aircraft. Under the time-share agreement, Mr. Taurel will lease the company aircraft, including crew and flight services, for personal flights. He will pay a time-share fee based on the company’s cost of the flight but capped at the greater of (i) the Standard Industry Fare Levels as discussed in footnote 3 on page 22 or (ii) an amount equivalent to first-class airfare for the relevant flight (if such is commercially available).

Performance Graph

This graph compares the return on Lilly stock with that of the Standard & Poor’s 500 Stock Index and our peer group* for the years 2000 through 2004. The graph assumes that, on December 31, 1999, a person invested $100 each in Lilly stock, the S&P 500 Stock Index, and the peer group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends paid by a company are reinvested in that company’s stock.

Comparison of Five-Year Cumulative Total Return Among Lilly, S&P 500 Stock Index, and Peer Group*

	1999	2000	2001	2002	2003	2004

Lilly	$100.00	$141.74	$121.36	$100.10	$113.23	$93.44

S&P 500	$100.00	$90.89	$81.14	$62.47	$80.35	$89.07

Peer Group	$100.00	$128.26	$110.98	$86.41	$94.96	$91.41

*	We constructed the peer group as the industry index for this graph. It comprises the eight companies in the pharmaceutical industry that we use to benchmark compensation of executive officers: Abbott Laboratories; Bristol-Myers Squibb Company; Glaxo SmithKline (including the results of SmithKline Beecham plc up to the time of its merger with Glaxo Holdings plc); Johnson & Johnson; Merck & Co.; Pfizer, Inc. (including the results of Warner Lambert Company and Pharmacia Corporation up to the time of their mergers with Pfizer); Schering-Plough Corporation; and Wyeth (formerly American Home Products Corporation).

Ownership Of Company Stock

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 4, 2005. The table shows shares held by named executives in the Lilly Employee Savings Plan, shares credited to the accounts of outside directors in the Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. In addition, the table shows shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 4, 2005.

				Stock Options
				Exercisable within
		Directors’ Deferral	Total Shares Owned	60 days of
Name of Individual or Identity of Group	Savings Plan Shares	Plan Shares (1)	Beneficially (2)	February 4, 2005
Robert A. Armitage	631	—	19,089	67,900
Steven C. Beering, M.D.	—	1,232	28,080	8,400
Sir Winfried F. W. Bischoff	—	768	5,657	5,600
J. Michael Cook	—	—	1,800	—
Martin S. Feldstein, Ph.D.	—	736	3,158	2,800
George M. C. Fisher	—	1,973	18,050	5,600
Alfred G. Gilman, M.D., Ph.D.	—	885	9,090	8,400
Charles E. Golden	1,142	—	48,273	760,000
Karen N. Horn, Ph.D.	—	1,135	22,866	8,400
John C. Lechleiter, Ph.D.	11,340	—	177,646 (3)	453,110
Ellen R. Marram	—	736	3,158	—
Steven M. Paul, M.D.	2,350	—	70,824	375,900
Franklyn G. Prendergast, M.D., Ph.D.	—	994	14,263	8,400
Sir John Rose	—	1,561	1,689	—
Kathi P. Seifert	—	1,241	13,756	8,400
Sidney Taurel	14,976	—	877,647	2,082,838
All directors and executive officers as a group (20 persons):			1,488,563

(1)	See description of the Directors’ Deferral Plan, page 15.

(2)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.0775 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.131 percent of the outstanding common stock of the company.

(3)	The shares shown for Dr. Lechleiter include 12,151 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.

Principal Holders of Stock

To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock are Lilly Endowment, Inc. (the “Endowment”) and Capital Research and Management Company. The following table sets forth information regarding this ownership:

	Number of Shares
Name and Address	Beneficially Owned	Percent of Class
Lilly Endowment, Inc.	151,180,804	13.35%
2801 North Meridian Street	(as of February 4, 2005)
Indianapolis, Indiana 46208

Capital Research and Management Company	70,067,500	6.2%
333 South Hope Street	(as of December 31, 2004)
Los Angeles, California 90071

The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen and William G. Enright; and Messrs. Daniel P. Carmichael, Eli Lilly II, and Eugene F. Ratliff (Emeritus Director). Each of the directors is a shareholder of the company.

      Capital Research and Management Company acts as investment adviser to various registered investment companies. It has no voting power and sole investment power with respect to its shares.

Items of Business To Be Acted Upon at the Meeting

Item 1. Election of Directors

      Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2008. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The board recommends that you vote FOR each of the following nominees:

•	George M.C. Fisher

•	Alfred G. Gilman, M.D., Ph.D.

•	Karen N. Horn, Ph.D.

•	Sir John Rose

Biographical information about these nominees can be found on pages 7-8 of this proxy statement.

Item 2. Proposal To Ratify the Appointment of Principal Independent Auditors

The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditors for the company for the year 2005. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditors for the company in 2004. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditors for 2005.

Shareholder Proposals

Proponent Information

The following six proposals were submitted by shareholders. We will provide the names and addresses of the proponents of these proposals, as well as the number of shares of Lilly stock owned by them, upon request by phone at 317-433-5112, by e-mail at annual   meeting@lilly.com, or in writing to the company’s secretary at Lilly Corporate Center, Indianapolis, Indiana 46285.

Item 3. Shareholder Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer

The board recommends that you vote AGAINST this proposal.

Separating the Roles of Chairman and Chief Executive Officer

Resolved, The shareholders of Lilly (Eli) and Company (the “Company”) request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

      This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

Statement of Support: We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the lack of access to medicines has created a leadership crisis at our company which a separation of the Chair and CEO would begin to address.

      We believe an independent Board Chair—separated from the CEO—is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

      The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

      A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

      An independent board structure will also help the board address complex policy issues facing our company, foremost among them the crisis in access to pharmaceutical products.

      Millions of Americans and others around the world have no access to our company’s life-saving medicines. This is an emergency, and our company’s charitable work, while laudable, is neither a sufficient nor strategic response. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative, and be better able to forge solutions for shareholders and patients to address this crisis.

      The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than people in other developed countries. Pressure on drug pricing and dependence on this business model may impact our company’s long-term value.

      In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

Statement in Opposition to the Proposal Regarding Separating the Roles of Chairman and Chief Executive Officer

The directors and corporate governance committee and the public policy and compliance committee of the board have reviewed this proposal, and believe that the strategy of combining the roles of board chair and chief executive officer (“CEO”) generally provides the most efficient and effective leadership model for the company and that the board’s corporate governance principles ensure the board’s independence. In addition, while there is an urgent need for health care reforms in the United States, the board does not agree that the means outlined under this proposal will achieve greater pharmaceutical access or allow us to better address the pressures on our business.

      Lilly has a strong, independent board that operates under sound principles of corporate governance. See pages 11-14 for a full description of the board’s governance principles. The board is currently composed entirely of independent, nonemployee members with two exceptions, the chief financial officer and the CEO, who also serves as chair. The board’s policy is that there should always be a substantial majority (75 percent or more) of independent, nonemployee directors. The independent chair of the compensation committee serves as the presiding director of the board. He or she recommends to the board the process by which a new chairman and chief execu-

tive officer will be selected, depending upon the circumstances at the time. Additionally, the independent directors meet in executive session after every regular board meeting, and at least annually to consider the performance of the company and the CEO. The compensation committee chair serves as presiding director for these sessions.

      The public policy and compliance committee (the “committee”), which is responsible for non-financial compliance and issues of public policy, is composed solely of independent directors, who provide appropriate independent oversight of public policy issues for the board. The committee considers compliance matters and political, social and legal trends and issues that may have an impact on the business or reputation of the company. The committee also oversees corporate policies and practices that relate to public policy and compliance. For example, in the past two years the committee has considered, among other things, pharmaceutical pricing and access to medicines, the United States Medicare Modernization Act, importation, and intellectual property.

      With regard to the concerns about pharmaceutical access that prompted this shareholder proposal, we agree that significant changes are needed in the United States health care system. We recognize and embrace the need for sustainable reforms that will improve patient access to health care and cut waste and inefficiency out of the system, while preserving the free-market, competitive environment that produces innovative new health care solutions for patients. Until such a comprehensive solution is reached, we are working to address the immediate needs of those without access to health care while maintaining our ability to discover and develop new medicines.

      Our most recently introduced access program is LillyAnswers, a program designed to provide needy seniors with access to the company’s medicines. Patients enrolled in LillyAnswers pay only a $12 administrative fee for a 30-day supply of any Lilly prescription medication at participating pharmacies. Medicare-eligible individuals who do not have public or private coverage for prescription medicine, and who have an income below 200 percent of the federal poverty level, are eligible for LillyAnswers. This program is also available to patients through the new Medicare discount card program. From its inception to December 31, 2004, LillyAnswers has enrolled more than 330,000 members and filled approximately 1,525,000 prescriptions.

      In addition, under our long-standing Lilly Cares program, we offer free medication, through physicians, to patients who are otherwise unable to obtain their Lilly medicine. In 2004, we responded to more than 280,000 Lilly Cares requests, providing more than $166 million in free products to people in need.

      We also assist patients in obtaining reimbursement and product supplies through programs designed specifically for several products, including:

•	Gemzar® (cancer)

•	Humatrope® (human growth hormone)

•	Forteo® (severe osteoporosis)

•	Xigris® (severe sepsis)

•	Alimta® (malignant pleural mesothelioma and non-small cell lung cancer)

      On the international front, in 1999, the company initiated a program to improve access to tuberculosis care worldwide, and in June 2003 we announced the Lilly MDR-TB Partnership. Working with the World Health Organization (WHO) and Médecins Sans Frontières (MSF), we now distribute a significant amount of our production of capreomycin and cycloserine for multi-drug resistant tuberculosis (MDR-TB) via the WHO at a fraction of production cost. As part of this program, we are transferring—free of charge—the technology to manufacture these drugs in nations where the disease is most prevalent. We are partnering with the WHO, the U.S. Department of Health and Human Services Center for Disease Control, Brigham and Women’s Hospital, and Purdue University to increase both the number of trained personnel and the supply of drugs available to treat MDR-TB.

      Finally, we have a number of other philanthropic efforts under way to increase access to medicines, including financial support to organizations involved in:

•	patient advocacy

•	disease and treatment research

•	relevant education

•	improving access to medical care

•	programs that assist patients in getting appropriate treatment and living with their diseases.

      We believe our ultimate responsibility is to continue to provide innovative products that address patients’ needs and to provide payers with demonstrable value. We are working hard to find ways to do this more efficiently and at lower cost.

      In summary, we share the proponents’ goal of improved access to health care but not their approach. The company will continue to be a strong advocate for reforms that improve access to needed medicines while maintaining a free-market health care system and protecting our ability to deliver breakthrough medicines.

Item 4. Shareholder Proposal Regarding Importation of Drugs

The board recommends that you vote AGAINST this proposal.

Re-Importation of Drugs

Resolved, That the shareholders of Eli Lilly Inc. (“Lilly”) request that the Board of Directors (1) adopt a policy that does not constrain the reimportation of prescription drugs into the U.S. by limiting the supply of drugs in foreign markets, and (2) prepare a report to shareholders on that policy, at reasonable cost and omitting proprietary information, by September 2005.

Statement of Support: Increasingly U.S. citizens, especially seniors, are purchasing prescription drugs abroad because such drugs are substantially cheaper. The Congressional Budget Office has confirmed that brand name drugs cost, on average, 33 to 55 percent less in other industrialized countries than in the U.S. A Civil Society Institute survey indicates that as many as 18 percent of citizens are splitting or skipping pills to cut drug costs, placing them at health risk. The escalating cost of prescription drugs has been the subject of intense media attention, and spurred the enactment of a Medicare prescription drug benefit in 2003.

      The importation of prescription drugs is a growing business. Canada has been a principal source for such exports to the U.S. These exports have grown from $50 million in 1998 to nearly $1 billion in 2004. State and local governments, which provide health benefits to state employees, retirees, and others, are encouraging reimportation. Minnesota, New Hampshire, North Dakota, Wisconsin and Illinois have established web sites to connect state residents with Canadian pharmacies the states have deemed safe. Vermont is suing the Food and Drug Administration for wrongfully denying permission to set up a reimportation program.

      Lilly announced in October 2003 that it would limit the supply of its prescription drug products to 24 drug wholesalers in Canada. In its letter to wholesalers, Lilly stated that it would limit sales of its drugs to amounts that Lilly estimates are sufficient to supply the Canadian market only, and that its contracts with wholesalers in Canada do not allow exports. In March 2004, Lilly identified retail pharmacies that could purchase Lilly products through wholesalers only after submitting purchase orders to Lilly Canada corporate headquarters “for review and approval of their purchase order quantities.”

      We believe that depriving U.S. citizens of affordable access to Lilly’s products may be harmful to Lilly’s brand name and reputation, and puts Lilly in conflict with programs supported by its customers. By actively limiting sales and creating artificial shortages of our products, many of which are category leaders or the only drug available for a particular condition, Lilly is forsaking long-term market development and reputation for near-term higher profits.

      We are also concerned that the strategy entails regulatory risk. In U.S. federal district court in Minnesota, class action certification is being sought in suits brought by the Minnesota Seniors Organization and United Senior Action of Indiana alleging violations of U.S. antitrust laws.

Statement in Opposition to the Proposal Regarding Importation of Drugs

The public policy and compliance committee of the board has reviewed the shareholder proposal and finds that it is not in the best of interest of shareholders as it asks us to develop and promulgate a policy that is in direct conflict with existing laws of the United States and our objective of ensuring safe supply of our drugs around the world. In addition, such a policy would harm our ability to discover and develop innovative drugs.

      Importation of pharmaceuticals into the United States is illegal, and the safety of illegally imported products cannot be ensured. Efforts to open the Canadian system to supply the much larger United States market would open United States consumers to threats of counterfeit products, product tampering, and product integrity problems with their medicines. The Canadian government has stated that it will not establish regulatory processes to address the safety and integrity of pharmaceuticals passing through Canada destined for other countries. The U.S. Food and Drug Administration has repeatedly stated that it cannot guarantee the safety of medicine coming into the United States from outside the current regulatory framework. In fact, at the end of last year, the U.S. Department of Health and Human Services Task Force on Drug Importation (HHS task force) reported on its year-long examination of the risks and benefits of importation. The HHS task force, composed of leaders from across federal government, gathered information from around the world, heard testimony from stakeholders of all kinds, and concluded that allowing importation from other countries would open a channel for potentially dangerous counterfeit drugs.

      Maintaining product integrity is essential to patient safety. The company’s decision to supply Canadian wholesalers only sufficient product to meet local Canadian demand is consistent with historical company contract requirements and with our evaluation of the safety of the Canadian system. If the company does not take steps to protect the United States and Canadian supply chains from counterfeiting and tampering, patients could be placed at risk and we could face legal and financial threats and harm to our reputation.

      In addition, the Canadian government places price controls on medicines. Importing artificially low pharmaceutical prices from Canada introduces price controls into the United States’ free market system. Price controls around the world discourage investment in research and development, limiting innovation. The HHS task force found that legalized importation would likely adversely effect incentives for research and development, thereby slowing the flow of new drugs. This conclusion is supported by a report from the U.S. Department of Commerce (DOC), which estimated that price controls in developed countries cost U.S drug companies lost sales sufficient to fund research and development that could produce up to three to four new drugs per year.

      The company understands that some individuals struggle to pay for our medicines. The HHS task force also found that total savings to consumers from legalized importation would be a small percentage relative to total drug spending in the U.S. (about 1 to 2 percent). In the interest of patients, we supported the addition of a pharmaceutical benefit program to Medicare. In addition, we have taken steps to ensure access to our medicines through our LillyAnswers and Lilly Cares programs. We fully support new approaches to providing greater access to pharmaceuticals while protecting the incentives to invest in the safe and effective cures of tomorrow. Providing greater access at the expense of patient safety and product integrity is not the right solution. More information on both our patient assistance programs and industry websites and call centers can be found at www.lilly.com/products/access/.

Item 5. Shareholder Proposal Regarding Limiting Product Supply to Canada

The board recommends that you vote AGAINST this proposal.

Limiting Product Supply to Canada

Whereas, current business practices of the company have resulted in a pricing structure that charges United States customers significantly higher prices for the same prescription medicines made available at significantly lower prices in Canada, other developed countries and world markets; and

      Whereas, governmental agencies and individuals in the United States are demanding affordable drug prices and are taking actions to access lower priced products from Canada and other world markets; and

      Whereas, according to published reports, the company has cut supplies of its medicines to Canadian wholesalers and companies that it claims allowed its product to be sold to Americans seeking lower prices available in the Canadian market; and

      Whereas, according to published reports, the company’s actions have resulted in lawsuits and threatened lawsuits; and

      Whereas, the company’s actions to limit supply of medicines in Canada may violate local, national and international laws and could result in large settlements, large awards of damages and potential punitive damages which would negatively impact the economic stability of the company and the value of its shares.

      Resolved, Shareholders request the Board of Directors to prepare a report on the effects on the long-term economic stability of the company and on the risks of liability to legal claims that arise from the company’s policy of limiting the availability of the company’s products to Canadian wholesalers or pharmacies that allow purchase of its products by U.S. residents. The report should be prepared at reasonable cost and omitting proprietary information, by September 30, 2005.

Statement of support: We urge shareholders to vote FOR this proposal.

Statement in Opposition to the Proposal Regarding Limiting Product Supply to Canada

The public policy and compliance committee of the board has reviewed this proposal and believes that creating such a report is an unnecessary, resource-intensive exercise that detracts from the company’s ability to meet its current business priorities—including addressing the issue of uninsured and under-insured Americans in a safer, more meaningful way.

      We disclose material financial and legal risks to the company in Forms 10-Q, 10-K, and 8-K filings with the Securities and Exchange Commission (SEC), and public policy issues such as access to medicines in our annual Corporate Responsibility Report (available on our website at responsible.lilly.com). We believe the business risks from our supply chain management practices are immaterial, do not warrant further discussion in our SEC filings, and do not rise to the level of a special report. We have acted independently to develop supply chain management systems, policies, and associated customer contracts. We do not believe we will assume regulatory risk by employing our current global strategy linking supply of our products to Canadian wholesalers to Canadian patient demand. Moreover, while we have disclosed in our SEC filings that we (along with several other pharmaceutical companies) have been named in lawsuits alleging that our conduct in preventing commercial importation of prescription drugs violates antitrust laws, we believe the suits are without merit and will not have a material impact on our operations.

      The Federal Food, Drug, and Cosmetic Act makes it illegal to import unapproved, misbranded, and adulterated drugs into the United States, which includes foreign versions of U.S.-approved medications. We adhere to these laws. Importation of pharmaceutical products puts patients at greater risk of buying and receiving product that is outdated or otherwise compromised, or counterfeit copies of our products that contain inert or overly potent ingredients.

      We have taken steps to ensure access to our medicines through our LillyAnswers and Lilly Cares programs. We fully support new approaches to providing greater access to pharmaceuticals while protecting the incentives to invest in the safe and effective cures of tomorrow. Importing medicines at the expense of patient safety and product integrity is not the right solution.

Item 6. Shareholder Proposal Regarding Reports on the Company’s Political Contributions

The board recommends that you vote AGAINST this proposal.

Resolved, that the shareholders of Eli Lilly (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

(1)	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

(2)	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company’s website to reduce costs to shareholders.

Statement of Support: As long-term shareholders of Eli Lilly, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

      There are various disclosure requirements for political contributions but they are difficult for shareholders to access and are not complete. Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states and disclosure standards vary widely.

      Corporations can also make unlimited contributions to “Section 527” organizations, political committees formed for the purpose of influencing elections but not supporting or opposing specific candidates. These do not have to be reported.

      Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association (PhRMA)—of which the company is a dues-paying member—gave $35.5 million in soft money political contributions. (Follow the Dollar Report, July 1, 2003, Common Cause).

      Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In 2001-02, the last fully reported election cycle, Eli Lilly contributed at least $853,024 (The Center for Responsive Politics, Soft Money Donors, http://www.opensecrets.org/softmoney).

      Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations.

      Proponents believe our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable.

      Finally, the requested report represents a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. Although lacking a business rationale for such contributions, our peer company Pfizer discloses these contributions on an annual basis.

      There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Statement in Opposition to the Proposal Regarding Reports on the Company’s Political Contributions

The public policy and compliance committee of the board has reviewed this proposal and recommends a vote against it as we have agreed to publish most of the information requested by the shareholder. The additional reporting requirements would place an undue administrative burden on the company and, for some elements, would violate our employee privacy policy.

      Beginning in the first quarter of 2005, we will publish the following information for both company and employee political action committee (PAC) contributions in the United States on our website (www.lilly.com):

—candidate names and party affiliation listed by state

—candidate districts

—PAC donations to each candidate’s campaign

—company donations to each candidate’s campaign

—company and PAC donations to state political organizations and Section 527 organizations.

      This information will be updated annually.

      We are committed to participation in the political process as a responsible corporate citizen to help inform the debate in the United States over health care and pharmaceutical innovation. As a company that operates in a highly competitive and regulated industry, we must participate in the political process in order to fulfill our fiduciary responsibility to our shareholders.

      The company sponsors an employee PAC, funded by voluntary contributions from eligible employees. In addition to the information available on our website, detailed federal PAC contribution data are available to the public on the Federal Election Committee (FEC) website and through the individual states’ agencies. The company does not contribute corporate funds to any federal political candidate or national political party.

      The employee PAC board of directors, representing a cross-section of PAC-eligible employees, oversees the donations made by the PAC and the company. After establishing a budget for PAC and company contributions within each state and a budget for federal PAC contributions, the following factors are considered when evaluating candidates to support: dedication to improving the relationship between business and government; demonstrated potential for legislative leadership; degree of company involvement in the relevant community (e.g., presence of a Lilly facility or concentration of employees or retirees); historic voting record or announced positions on issues of importance to the company; and demonstrated leadership on key committees of key importance to our business. Members of the company’s government affairs group bring forward specific recommendations for PAC and company contributions in the United States; additional approvals by the chief financial officer and general counsel of the company are required for company contributions.

Item 7. Shareholder Proposal Regarding Performance-Based Stock Options

The board recommends that you vote AGAINST this proposal.

Performance-Based Stock Options

Resolved, The shareholders of Eli Lilly & Co. (“Lilly”) urge the Board of Directors to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. “Performance-based” stock options are defined as:

(1)	indexed options, whose exercise price is linked to an industry index;

(2)	premium-priced stock options, whose exercise price is above the market price on the grant date; or

(3)	performance-vesting options, which vest when the market price of the stock exceeds a specific target.

Statement of Support: As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. We are concerned, however, that Lilly is not tying the award of stock options closely enough to the Company’s performance.

      At present, Lilly awards stock options at the market price on the date they are granted. In our view, standard stock options can give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett, Alan Greenspan and Al Rappaport, criticize standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as “really a royalty on the passage of time,” and all three favor using indexed options.

      Performance-based options tie compensation more closely to company performance. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic performance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

      We believe that adopting performance-based options is the logical next step for Lilly to better align its compensation practices with long term shareholder interests.

      The need for clearer standards is, we believe, illustrated by the compensation award to the Chairman and Chief Executive Officer (“CEO”). In 2003, the CEO received a raise in each of these categories: salary, bonus, and long-term compensation. The 350,000 stock options that he received in 2003 (identical to the number awarded in 2002) were not based upon objective performance measures with relative weights assigned, but were based upon “internal relativity, peer group data, and the size of grants previously made.” His total 2003 compensation exceeded the median for CEOs in Lilly’s peer group and came to an estimated $9.9 million when the value of 350,000 stock options granted is added to salary, bonus and all other compensation totaling over $2.8 million.

      We believe that equity compensation for senior executives should be more closely tied to Lilly’s performance. Lilly stock has consistently underperformed the S&P 500 index for the one-, three- and five-year periods ending November 10, 2004. In addition, average earnings have trailed Lilly’s peers in recent years, as the company has experienced the early loss of patent protection for Prozac, as well as a hiring freeze and layoffs.

Statement in Opposition to the Performance Based Stock Option Proposal

      The compensation committee of the board of directors has reviewed this proposal and believes that, on balance, it is not in the best interests of shareholders.

      The shareholder states that executive compensation policies should “provide challenging performance objectives and motivate executives to achieve long-term shareholder value.” We agree. For many years our executive compensation policy has been grounded on the principle that compensation should foster the long-term focus necessary for success in the pharmaceutical industry. We do not agree, however, that the best way to achieve that objective is to adopt the mandate suggested by the shareholder. Although in some circumstances the types of stock options recommended by the shareholder may be useful, we believe that the compensation committee needs flexibility to grant other forms of options, including the currently used market-price options, as circumstances require.

      For Lilly executives, cash and equity compensation are tied closely to both individual and company performance. The compensation committee takes into account individual performance in establishing base salaries as well as the size of bonus and equity targets. As to company performance, a significant proportion of total cash compensation is awarded under the company’s bonus plan, which is based on growth in sales and earnings per share. In establishing the performance targets under the plan, we consider the expected performance of Lilly and the other companies in our peer group. With respect to equity compensation, we use a mix of stock options and performance awards, which are stock grants that are payable only if the company achieves certain earnings-per-share growth targets. As with the cash bonuses, we set the targets for performance awards with reference to our projections of peer group performance. Finally, as we move into 2005 and beyond, we are reducing the size of stock option grants at all levels of management in favor of a greater emphasis on performance awards.

      The past three years demonstrate that pay for performance is very much a part of both cash and equity compensation at Lilly. The company has faced a number of difficult internal and external challenges in that time, and executive compensation reflects those challenges:

•	There were no cash bonuses paid for 2002.

•	Cash bonuses for 2003 and 2004 were below target.

•	There were no performance awards earned with respect to 2002 or 2003.

Additionally, as of early February 2005, virtually all stock options granted since 1997 are “under water”—that is, the exercise price is higher than the current market price of the stock. We do not reprice options.

      Regarding Mr. Taurel’s 2003 compensation, we note that while he did receive an increase in base salary, Mr. Taurel—at his own request—worked for a $1 base salary in 2002. Further, his 2003 salary was only a 4 percent increase over his 2001 salary. His increase in cash bonus in 2003 was a result of there being no bonus payout in 2002. Finally, with respect to his long-term compensation in 2003, he did not receive a performance award payout, and his stock option grant was the same number of shares as the previous year.

      The compensation committee, aided by its independent compensation consultant, will continue to review compensation trends and consider new ideas, including performance-based options. However, to ensure that the company attracts and retains talented leadership and motivates its leaders to deliver long-term growth in shareholder value, the compensation committee must have flexibility to design programs as it deems most appropriate, without being restricted by mandates such as the one proposed by the shareholder.

Item 8. Shareholder Proposal Regarding Animal Testing

The board recommends that you vote AGAINST this proposal.

Animal Testing

Whereas, statistics published by research oversight bodies in North America and Europe document that the vast majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements2 and that such testing is on the rise;3 and

      Whereas, nearly 60% of animals used in regulatory testing suffer pain ranging from moderate to severe, all the way to pain near, at, or above the pain tolerance threshold,4 generally without any pain relief; and

      Whereas, non-animal test methods are generally less expensive,5 more rapid, and always more humane, than animal-based tests; and

      Whereas, unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogenicity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

      Now Therefore Be It Resolved, that the shareholders request that the Board:

(1)	Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity, and pyrogenicity.

(2)	Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

(3)	Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Statement of Support: This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

      Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.6 Several non-animal methods have also been adopted as Test Guidelines by the OECD7 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

Statement in Opposition to the Animal Testing Proposal

The public policy and compliance committee of the board has reviewed this proposal and recommends that you vote against it. We are committed to the responsible treatment of all laboratory animals and work to eliminate or reduce their use in our pharmaceutical research. Where animals must be used, we take every measure to assure that the fewest number of animals are used and that discomfort and distress are either eliminated or minimized. All animals at the company are cared for under the close supervision of experienced veterinarians and trained ani-

[2]	CCAC Animal Use Survey-2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm

[3]	Statistics of Scientific Procedures on Living Animals—Great Britain—2002. http://www.official-documents.co.uk/document/cm58/5886/5886.htm

[4]	CCAC Animal Use Survey—2001

[5]	Derelanko MJ and Hollinger MA (Eds.). (2002). Handbook of Toxicology, Second Ed, 1414 pp. Washington, DC: CRC Press.

[4]	ECVAM website: http://ecvam.jrc.it

[7]	OECD test guidelines: http://www.oecd.org/document/22/0,2340,en_2649_34377_1916054_1_1_1_1,00.htm mal caretakers. Our animal care and use policies and guidelines are published in our Corporate Citizenship Report on our website (www.lilly.com). We have been accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care, International for more than 30 years.

      Specifically, we are committed to using non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity where appropriate. This type of testing is already a rare occurrence at the company, due to the focus of our research and development programs. We replace animal testing with analysis by computer models or other non-animal adjunct methods whenever appropriate. We use animals only in pre-clinical research to confirm safety and efficacy of medicines when there are no alternatives that adequately model the human body. We continually evaluate testing methods that involve fewer animals, or no animals at all.

      However, we are currently required by regulators such as the U.S. Food and Drug Administration and the International Conference on Harmonization (ICH) to conduct confirmatory testing on animals for verification of product safety prior to administering investigational drugs and biologics to human beings. In many cases, the use of non-animal methods can replace animal testing; however, while there are cases where a non-animal screen can indicate the probability that a compound is safe, an animal test is scientifically necessary to confirm this finding. Because our top priority must always be the safety of research volunteers and patients, we cannot in good conscience petition the regulatory agencies that currently require safety testing on animals to accept only non-animal testing methods until those testing methods are deemed by a consensus of the research community and the regulators to be of equal accuracy, quality and reliability to testing in a complex living organism.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed except: Mr. Gerhard Mayr (now retired) was late in reporting a stock option grant; Dr. Steven Paul was late in reporting shares of stock withheld to pay taxes due upon vesting of a restricted stock grant; and Mr. Sidney Taurel was late in reporting a gift of shares to his wife. Upon discovery, these matters were promptly addressed.

Other Information Regarding the Company’s Proxy Solicitation

We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, telefax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,000 plus reimbursement of customary out-of-pocket expenses.

By order of the board of directors,
Alecia A. DeCoudreaux
Secretary
March 8, 2005

Appendix A

Audit Committee Charter

Purpose

The audit committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by monitoring:

•	The integrity of financial information which will be provided to the shareholders and others;

•	The systems of internal controls and disclosure controls which management has established;

•	The performance of internal and external audit functions; and

•	The company’s compliance with legal and regulatory requirements.

Composition

The committee shall consist of no fewer than three directors. All committee members must meet applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) independence and experience requirements. All committee members shall be financially literate or must become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee shall be an audit committee financial expert as determined by the board in accordance with NYSE listing standards. At least one member of the committee shall serve concurrently on the public policy and compliance committee.

      The committee members shall be appointed for one-year terms at the annual meeting of the board. The board shall designate the chairperson.

Administrative Matters

The committee shall meet not less than six times per year and shall report at the next board meeting following each such committee meeting. The committee shall meet at least annually with the public policy and compliance committee. This meeting will allow the audit committee to review non-financial legal and regulatory compliance as well as the risk assessment and risk management processes, which are overseen by the public policy and compliance committee. The committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. The committee may request an officer or employee of the company, the company’s outside counsel, or representatives of the company’s independent auditor to attend a meeting of the committee or to meet with any members of, or advisors to, the committee. The committee may, at any time, retain its own outside advisors at the company’s expense.

Supporting Corporate Staff

General Auditor
Office of the Corporate Secretary
Chief Accounting Officer

Duties and Responsibilities

To fulfill its duties and responsibilities, the committee shall:

1. Annually review and reassess this charter.

2. Maintain a clear understanding with management and the independent auditors that the committee is directly responsible for compensation and oversight of the work of the independent auditor, including:

•	Having the sole authority (subject to shareholder ratification) to appoint or replace the independent auditor;

•	Approving the compensation of the independent auditor;

•	Reviewing and evaluating the lead partner of the independent audit team;

•	Reviewing the audit scope and audit plan of the independent auditor;

•	Obtaining and reviewing, at least annually, a report from the independent auditor which describes the firm’s internal compliance procedures, any issues raised from peer reviews, or other quality reviews of the firm, any steps taken to deal with the issues, and all relationships between the firm and Lilly;

•	Ensuring rotation of the lead audit partner as required by law (or any stricter policies as may be established by the committee);

•	Setting clear hiring policies for employees or former employees of the independent auditor; and

•	Resolving disagreements between management and the independent auditor regarding financial reporting.

3. Pre-approve all audit services and approve permitted non-audit services (including fees and terms) to be performed for Lilly by the independent auditor, consistent with the requirements of the SEC and NYSE or any stricter standards as may be adopted by the committee.

4. Oversee the internal audit function, including:

•	Reviewing the appointment and replacement of the general auditor;

•	Reviewing and approving the internal audit plan;

•	Reviewing significant reports to management prepared by internal audit (and management’s response); and

•	Discussing with the independent auditor and management the responsibilities, budget, and staffing of the internal audit function.

      The general auditor will report directly to the chair of the audit committee, with a secondary reporting relationship to the chief financial officer for administrative purposes.

5. Prepare a report for inclusion in the company’s annual proxy statement in accordance with SEC regulations.

6. Review, with management and the independent auditors, the annual and quarterly financial results before they are filed in periodic reports with the SEC or other regulators. These reviews shall include discussions with management and the independent auditor regarding significant financial reporting issues and judgments made in connection with the preparation of Lilly’s financial statements and any special steps adopted in light of material control deficiencies. The committee shall also receive regular reports from the independent auditor on the critical accounting policies and practices of Lilly and significant alternative treatments of financial information within GAAP that have been discussed with management. The committee shall discuss with the independent auditor the auditor’s assessment of the quality, not just the acceptability, of the company’s accounting principles as required by SAS No. 61.

7. Review and discuss with management Lilly’s earnings press releases, including the use of “pro forma” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

8. Provide an open avenue of communication between the independent auditor, the general auditor, and the board, including sufficient opportunity for the independent auditor and the general auditor to meet with the committee without members of management present.

9. Consider and review with the independent auditor, the chief accounting officer, and the general auditor:

•	The independent auditor’s audit of financial statements and their report thereof;

•	The adequacy of the company’s internal controls and disclosure controls;

•	Any related significant findings and recommendations of the independent auditors or the internal auditors together with management’s responses thereto;

•	Any difficulties encountered in the course of the audits, including any restriction on the scope of work or access to required information; and

•	Any material written communications between the independent auditor and management, including management letters or schedules of unadjusted differences.

10. Oversee the company’s dissemination of and compliance with the company’s code of conduct, including but not limited to those codes that apply specifically to employees involved in matters that affect accounting, auditing, and financial reporting.

11. Review procedures to promote and protect employee reporting of suspected fraud or wrongdoing relating to accounting, auditing, or financial reporting, including procedures for:

•	Receiving, retaining, and addressing complaints received by Lilly relating to such matters;

•	Enabling employees to submit to the committee, on a confidential and anonymous basis, any concerns regarding such matters; and

•	Protecting reporting employees from retaliation.

12. Together with the public policy and compliance committee, assist the board in its oversight of legal and regulatory compliance. The audit committee shall have sole oversight over matters of financial compliance (accounting, auditing, financial reporting, and investor disclosures). As to all other areas of compliance (“non-financial compliance”), the public policy and compliance committee shall have oversight responsibilities in the first instance; however, the two committees shall meet jointly at least annually to review the major non-financial compliance matters, including:

•	Overall state of compliance

•	Significant legal or regulatory compliance exposure

•	Material reports or inquiries from regulators.

13. Together with the public policy and compliance committee, review at least annually a summary of the risk assessment and risk management processes and policies.

14. Inquire of management, the general auditor, and the independent auditors about significant financial risks or exposures and evaluate the steps management has taken to assess and minimize such risks to the company, including review of management’s financial risk management policies.

15. Review policies and procedures with respect to senior management’s expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the general auditor or the independent auditor.

16. Conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee may retain (at the company’s expense) independent counsel, accountants, or others to assist in the conduct of any investigation.

17. The committee shall also undertake such additional activities within the scope of its primary functions as the committee may from time to time determine.

Annual Meeting Admission Ticket

Eli Lilly and Company 2005 Annual Meeting of Shareholders
Monday, April 18, 2005
11 a.m. EST (Indianapolis time)

Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285

The top portion of this page will be required for admission to the meeting.

Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.

A reception (beverages only) will be held from 9:30 to 10:45 a.m. in the Lilly Center.

Name

Address

City, State, and Zip Code

Detach here

Directions and Parking

From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting.

Detach here

Eli Lilly and Company
Annual Meeting of Shareholders
April 18, 2005

Complimentary Parking
Lilly Corporate Center

Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

ELI LILLY AND COMPANY
C/O IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT (10:59 p.m. Indianapolis time) on Sunday, April 17, 2005. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT (10:59 p.m. Indianapolis time) on Sunday, April 17, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ELILY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote
“FOR” the following items (1 and 2):

(1)	Election of Directors, each for a three-year term.

(01) G. M. C. Fisher (02) A. G. Gilman (03) K. N. Horn (04) J. Rose

For	Withhold	For All
All	All	Except

☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain
(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2005.						☐	☐	☐

The board of directors recommends a vote “AGAINST” the following items (3, 4, 5, 6, 7 and 8):

		For	Against	Abstain			For	Against	Abstain

(3)	Proposal by shareholders on separating the reports roles of chairman and chief executive officer.	☐	☐	☐	(6)	Proposal by shareholders on periodic on the company’s political contributions.	☐	☐	☐

(4)	Proposal by shareholders on importation of prescription drugs.	☐	☐	☐	(7)	Proposal by shareholders on performance- based stock options.	☐	☐	☐

(5)	Proposal by shareholders on a report on the impact of limiting product supply to Canada.	☐	☐	☐	(8)	Proposal by shareholders on animal testing.	☐	☐	☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature(s)	Date

The undersigned hereby appoints Messrs. R. A. Armitage, C. E. Golden and S. Taurel, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 15, 2005, at the annual meeting of shareholders to be held on April 18, 2005, at 11:00 a.m. EST (Indianapolis time), and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 and 2 and against items 3 through 8 and in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE
C/O IVS, P.O. BOX 17149
WILMINGTON, DE 19885

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT (10:59 p.m. Indianapolis time) on Sunday, April 17, 2005. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT (10:59 p.m. Indianapolis time) on Sunday, April 17, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ELILY3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends a vote
“FOR” the following items (1 and 2):

(1)	Election of Directors, each for a three-year term.

(01) G. M. C. Fisher (02) A. G. Gilman (03) K. N. Horn (04) J. Rose

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain
(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditors for 2005.						☐	☐	☐

The board of directors recommends a vote “AGAINST” the following items (3, 4, 5, 6, 7 and 8):

		For	Against	Abstain			For	Against	Abstain

(3)	Proposal by shareholders on separating the reports roles of chairman and chief executive officer.	☐	☐	☐	(6)	Proposal by shareholders on periodic on the company’s political contributions.	☐	☐	☐

(4)	Proposal by shareholders on importation of prescription drugs.	☐	☐	☐	(7)	Proposal by shareholders on performance- based stock options.	☐	☐	☐

(5)	Proposal by shareholders on a report on the impact of limiting product supply to Canada.	☐	☐	☐	(8)	Proposal by shareholders on animal testing.	☐	☐	☐

In the Trustee’s discretion, upon other matters as may properly come before the meeting.

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature(s) [PLEASE SIGN WITHIN BOX]	Date	Signature(s)	Date

Lilly Employee Savings Plan
Confidential Voting Instructions
To National City Bank, Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy), as indicated on the other side of this card, the number of shares of Eli Lilly and Company Common Stock credited to the account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 18, 2005, at 11:00 a.m. EST (Indianapolis time), and at any adjournment thereof.

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “Undirected Shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the Undirected Shares, see the Proxy Statement.

Check here only if you decline to have your vote applied pro rata to the Undirected Shares. ☐

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.